Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO POSTS IMPROVED QUARTERLY RESULTS, CONTINUES TO REDUCE DEBT

CRANFORD, NJ, July 28, 2009 – Metalico, Inc. (NYSE Amex: MEA) today announced gains in sales and net income for the second quarter of 2009 compared to the first quarter and additional reductions in its debt, resulting in a profit for the period.

The Company’s net income for the quarter ended June 30, 2009 was $1.1 million or $0.03 per share (on a diluted basis) on sales of $62.3 million, compared to a loss of $3.6 million or $0.10 per share (on a diluted basis) on sales of $53.3 million for the quarter ended March 31, 2009.
Results for the quarter were positively impacted by a gain on debt extinguishment offset by financial instruments fair value adjustments, resulting in a net after-tax benefit of $1.8 million. Operating income for the 2009 second quarter was $2.8 million, compared to $215,000 for the first quarter.

For the quarter ended June 30, 2008, the Company earned net income of $8.1 million or $0.22 per share (on a diluted basis) on sales of $295.1 million, for a decrease in sales of $232.8 million to same-quarter 2009 results. Operating income for the 2008 second quarter was $30.1 million.

The Company had previously announced repayments of outstanding term loans in the aggregate amount of $15.2 million during the first quarter, with additional reductions of $22.3 million in the second quarter from paydowns of debt and exchanges of outstanding debt for equity. Metalico’s previously disclosed equity exchanges have reduced the balance of its 7.0% senior unsecured convertible notes due April 30, 2028 from $100 million to $81.6 million, including the effects of a true-up determined on July 27, 2009.

Since January 1, 2009 through today, Metalico has lowered its debt by approximately $48 million, reducing annualized interest expense by $4.3 million. The Company may engage in additional exchanges in respect to its outstanding indebtedness or may issue common stock as favorable opportunities arise. It has also executed amendments to its institutional lending agreements providing, among other terms, covenant relief, no changes in interest rates, and scheduling certain prepayments for additional debt reductions.

Sequential Quarter Comparison

Compared sequentially with the first quarter of 2009, operating performance improved substantially:

•	Second quarter 2009 sales increased to $62.3 million, or 16.9%, from $53.3 million.

•	Second quarter 2009 operating income was $2.8 million, compared to $215,000.

•	Second quarter 2009 EBITDA (as defined below) was $6.4 million, compared to EBITDA of $3.8 million.

•	Second quarter 2009 unit volumes shipped increased by 10% for ferrous scrap and were virtually unchanged at 20.4 million pounds for non-ferrous scrap.

•	Lead product shipments in the seasonally busy quarter were up by 23%.

•	Shipments of Platinum Group Metals (“PGM”) substrates were up by 5.7%.

Second quarter metal margins improved substantially, in part related to stronger scrap metal prices and increased units shipped as compared to the first quarter of 2009. The prior period was negatively impacted by pricing erosion and depressed unit volumes.

Prior Year’s Second Quarter Comparison

•	Second quarter 2009 sales decreased to $62.3 million, compared to $295.1 million in the quarter ended June 30, 2008.

•	Operating income for the quarter was $2.8 million, compared to operating income of $30.1 million.

•	Income from continuing operations fell to $0.03 per diluted share for the second quarter of 2009 compared to income of $0.22 per share.

•	EBITDA decreased to $6.4 million compared to $34.2 million.

Excluding acquisitions, Metalico’s Scrap Metal segment experienced quarter-over-quarter unit volume decreases of approximately 53% for ferrous, 46% for non-ferrous and 82% for PGM’s. The Lead Fabricating segment saw an increase in volume of 34% quarter-over-quarter. Average metal selling prices decreased 63% for ferrous metals, 41% for non-ferrous metals, 51% for PGM’s and 46% for lead fabricated products.

Excluding Corporate overhead charges, the Company’s Lead Fabricating segment reported $1.6 million in operating income compared to $1.9 million in the prior-year period. The Company’s Scrap Metal segment reported $2.7 million in operating income in the second quarter compared to $33.4 million in operating income for the same period last year.

The Company’s Hypercat manufacturing operation (PGM coating of replacement converter parts) is experiencing rapidly expanding product shipments and backlog through the second quarter and into the third.

Six Month Results

For the first six months of 2009, the Company reported a net loss of $2.5 million or $.07 per diluted share. Net income for the corresponding 2008 period was $14.2 million or $.41 per diluted share.

First half 2009 sales were $115.6 million compared with $465.6 million for the prior year. Shipments for the first six months, including acquisitions, were down 39% for ferrous, 23% for non-ferrous, including lead, and 78% for PGM’s. The steep reduction in shipments and sales was partly attributable to the severe decline in the world economy and specifically in the steel and automotive related industries.

Carlos Agüero, Metalico’s President and Chief Executive Officer, said, “General business conditions seem to be improving modestly. The flow of scrap metal volume into yards lately is being helped by firmer commodity price conditions for copper, stainless steel, aluminum and steel. Domestic mills are gradually ramping up their production and consequently buying more scrap and deox aluminum products to replenish drawn down levels of inventory.”

He added, “Although we’re not ready to declare that the recession is over, we are encouraged by the uptick in business that occurred late in the second quarter which appears to have carried over into July.”

Shareholders Equity and Debt

Metalico’s outstanding debt decreased to approximately $147.2 million as of June 30, 2009 from $184.7 million at December 31, 2008, a reduction of $37.5 million, largely from repayment of principal outstanding under the Company’s institutional financing agreements and the exchange of common stock for convertible notes as noted above. The Company had $30.6 million cash on hand as of June 30, 2009 and net working capital of $55.9 million.

Shareholders’ equity increased by 7% or $8.0 million to $121.0 million as of June 30, 2009, from $113.0 million as of December 31, 2008. As of June 30, 2009, Metalico had 40,401,724 common shares issued and outstanding. The Company has no outstanding preferred stock.

Metalico operates in the highly cyclical and volatile commodity metals universe, made even more difficult by the current challenging economic and capital market conditions. The Company’s core business strategy emphasizes balanced growth of the ferrous and non-ferrous Scrap Metal Recycling business through acquisitions or new facility development in existing and new markets.

Metalico’s stated goal is to maintain and enhance its status as a leading producer of recycled metal in the markets where it operates, focusing on broad diversification among various commodity metal groups and taking a long-term view to achieve growth and above-average financial results.

Outlook and Update

The Company said it believes results in the first half of 2009 were affected by and may be influenced during the remainder of the year by several factors, among them:

•	Receipts of ferrous and non-ferrous scrap into our yards have seen a seasonal pickup but continue to be below historical norms. Supply of scrap will likely remain below historical levels for the foreseeable future, necessitating sourcing from more suppliers to compensate for lower volume.

•	Prices for all grades of ferrous scrap have been trending up domestically while demand for scrap exports has been strong but occurring in on-and-off cycles.

•	Non-ferrous prices have improved, particularly for stainless steel, copper and aluminum. Prices will continue to be volatile and scrap supplies may remain tight.

•	The Aluminum Deox market is improving because of steadily improving utilization rates at domestic steel mills.

•	PGM prices rose during the first half and appear to be settling in the $1,000-to-$1,250 per troy ounce range for platinum.

•	PGM unit volumes are likely to remain below historical norms but are improving.

•	Should automobile production in the U.S. increase in the second half of 2009, we would expect PGM prices and volumes to increase accordingly.

•	Average lead prices have risen during 2009 and unit volume sales to consumers of the Company’s fabricating business have been strong; however, the slow economy is expected to continue negatively impacting construction-related products.

•	The Lead Fabricating Segment will continue to obtain a significant portion of its raw materials from lower-priced scrap, thereby favorably impacting our costs.

•	Finally, metal recycling’s market share in the global landscape should continue to expand as a result of its green attributes and curtailed production from primary mines worldwide.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, financial instruments fair value adjustment, gain on debt extinguishment, stock based compensation and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the third quarter of 2009, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenue	$62,348	$295,062	$115,632	$465,610

Costs and expenses Operating expenses	50,880	249,692	94,353	397,940
Selling, general, and administrative expenses	5,399	11,804	11,708	18,958
Depreciation and amortization	3,307	3,494	6,594	5,521

	59,586	264,990	112,655	422,419

Operating income	2,762	30,072	2,977	43,191

Financial and other income (expense)
Interest expense	(4,402)	(4,223)	(9,059)	(7,440)
Equity in loss of unconsolidated investee	(287)	—	(733)	—
Financial instruments fair value adjustment	(1,504)	(7,798)	(2,034)	(7,798)
Gain on debt extinguishment	5,024	—	5,024	—
Other	30	49	182	173

	(1,139)	(11,972)	(6,620)	(15,065)

(Loss) Income from continuing operations before income taxes	1,623	18,100	(3,643)	28,126
Provision (benefit) for federal and state income taxes	563	9,856	(993)	13,566

(Loss) Income from continuing operations	1,060	8,244	(2,650)	14,560
Discontinued operations, net of income taxes	24	(385)	182	(790)

Net(loss) income	1,084	7,859	(2,468)	13,770
Noncontrolling interest in net loss of subsidiaries	4	252	5	410

Net(loss) income attributable to Company	$1,088	$8,111	$(2,463)	$14,180

Amounts attributable to common shareholders:
Income (Loss) from continuing operations	$1,064	$8,496	$(2,645)	$14,970
Income (Loss) from discontinued operations	24	(385)	182	(790)

Net income (loss)	$1,088	$8,111	$(2,463)	$14,180

Diluted Earnings (loss) per common share::
Income from continuing operations	$0.03	$0.23	$(0.07)	$0.43
Discontinued operations, net	—	(0.01)	—	(0.02)

Net income (loss)	$0.03	$0.22	$(0.07)	$0.41

Diluted Weighted Average Common Shares Outstanding:	38,354,045	41,057,092	37,367,007	36,852,598

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2009	2008
Assets:

Current Assets	$104,891	$133,359
Property Plant & Equipment, net	76,015	80,083
Intangible and Other Assets	124,330	126,851

Total Assets	$305,236	$340,293

Liabilities & Stockholders’ Equity:

Current Liabilities	$48,981	$66,551
Debt & Other Long Term Liabilities	131,275	156,770

Total Liabilities	180,256	223,321
Redeemable Common Stock	4,000	4,000
Stockholders’ Equity	120,980	112,972

Total Liabilities & Stockholders’ Equity	$305,236	$340,293

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on debt extinguishment and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended	Six Months Ended	Six Months Ended
	Ended	June 30,	June 30,	June 30,
	June 30,
		2008	2009	2008
	2009
	(UNAUDITED)
	($ thousands)
EBITDA	$6,395	$34,200	$10,203	$50,095
Less: Interest expense	4,402	4,223	9,059	7,440
Stock based Compensation	579	333	1,178	800
Provision (credit) for federal and state income taxes	563	9,856	(993)	13,566
Gain on debt extinguishment	(5,024)	-	(5,024)	-
Depreciation and amortization	3,307	3,494	6,594	5,521
Financial instruments fair value adjustment	1,504	7,798	2,034	7,798
Discontinued operations, net	(24)	385	(182)	790

Net income	$1,088	$8,111	$(2,463)	$14,180

The Company disclosed segment operating income excluding corporate overhead charges for the first quarters of 2009 and 2008. Set forth below is the reconciliation from segment operating income (loss) excluding corporate overhead to segment operating income (loss) as reported:

Segment Reporting — Second Quarter of 2009
($ in thousands)

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	$2,762	$2,668	$1,619	($1,526)
less: Corporate overhead	-	2,190	330	(2,520)

Segment operating income (loss)	$2,762	$479	$1,289	$994

Segment Reporting — Second Quarter of 2008
($ in thousands)

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	$30,072	$33,394	$1,878	($5,200)
less: Corporate overhead	-	1,880	360	(2,240)

Segment operating income (loss)	$30,072	$31,514	$1,518	($2,960)